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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

              ARCADIA FINANCIAL LTD. ANNOUNCES COMPLETION OF MERGER

Minneapolis, April 3, 2000 - Arcadia Financial Ltd. (NYSE: AAC) announced today that the merger of AFCC Newco, Inc., a wholly owned subsidiary of Associates First Capital Corporation (NYSE: AFS), with and into Arcadia has become effective. As a result of the merger, Arcadia is now a wholly owned subsidiary of The Associates.

Under the terms of the merger agreement, Arcadia shareholders will receive for each share of Arcadia common stock $4.90 in cash, plus a residual value obligation which will participate in cash flows in excess of agreed-upon amounts released from Arcadia's existing securitization transactions.

Contact Information:       Scott Fjellman
                           612-944-4582

                           E-mail: fjelsr@arcadiafin.com